Exhibit 99.1

Pivotal Appoints Madelyn Lankton to its Board of Directors

October 9, 2018

SAN FRANCISCO — (BUSINESS WIRE) — Pivotal Software, Inc. (NYSE: PVTL), a leading cloud-native platform provider, today announced the appointment of Madelyn Lankton to its board of directors.

“We are delighted to welcome Madelyn to Pivotal’s board of directors,” said Rob Mee, CEO of Pivotal Software. “Madelyn has a proven track record of driving innovation and technological transformation across complex organizations. Her deep expertise and strategic orientation will strengthen and enrich our board. As we continue our growth, she’ll be a tremendous asset to Pivotal.”

“Every enterprise is on a journey to rethink how they use technology to deliver better customer experiences and Pivotal is uniquely positioned to help these organizations achieve their goals,” said Madelyn Lankton. “Having been a  Pivotal champion while at Travelers, I experienced firsthand the impact that Pivotal Cloud Foundry and Pivotal Labs can have. I’m thrilled to lend my expertise to help solve the massive transformation challenge within enterprises that Pivotal is addressing.”

Ms. Lankton is a seasoned Chief Information Officer with three decades of experience managing both employee- and customer-facing technologies. For the past eight years, she has been with The Travelers Companies, serving on its Management Committee and Operating Committee. In addition to holding a number of technology and operational leadership roles at Travelers, she initiated a Women’s Mentoring Forum for high potential women within the information technology industry and in 2008, she was recognized with a “Women in Insurance Leadership Award” from Insurance Networking News.

About Pivotal Software, Inc.

Pivotal combines our cloud-native platform, developer tools, and unique methodology to help the world’s largest companies transform the way they build and run their most important software applications. Our technology is used by Global 2000 companies to achieve strategic advantages in software development and IT operations. Learn more at pivotal.io.

Source: Pivotal Investor Relations

Pivotal Software

Investor Contact:

Helyn Corcos

hcorcos@pivotal.io

or

Media Contact:

press@pivotal.io

Source: Pivotal Software, Inc.

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